June 15, 2006


Turner Funds
1205 Westlakes Drive, Suite 100
Berwyn, PA 19312


Ladies and Gentlemen:

         We have acted as counsel for Turner Funds, a Massachusetts business trust (the "Trust"), in connection with the proposed reorganization of its Turner Technology Fund (the "Transferor Fund") into its Turner New Enterprise Fund (the "Surviving Fund"). The Transferor Fund and the Surviving Fund (each a "Fund" and together, the "Funds") are each separate investment portfolios of the Trust. As part of the reorganization, shareholders of Class I Shares of the of the Transferor Fund will receive Class I Shares of the Surviving Fund. The aforementioned proposed acquisition is referred to herein as the "Reorganization."

         This opinion relates to shares of beneficial interest of the Trust (the "Shares") (par value $0.00001 per Share) to be issued in the Reorganization, and is furnished in connection with the Trust's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement").

         In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the shares will be issued in accordance with the Trust's Declaration of Truat and By-Laws and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

         This opinion is based exclusively on the laws of the Commonwealth of Massachusetts. We have relied upon an opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, special Massachusetts counsel to the Trust.

         The Plan of Reorganization described in the Registration Statement (the "Plan") was approved by the Trust's Board of Trustees and executed by duly authorized officers of the Trust. On the basis of and subject to the foregoing, we are of the opinion that upon the satisfaction of the conditions contained in

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the Plan, the shares of the Surviving Fund issued pursuant to the Plan will, when issued in accordance with the provisions thereof, be legally issued, fully paid and non-assessable.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular series or class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

         This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                                      Very truly yours,



                                                  /s/ Drinker Biddle & Reath LLP
                                                      DRINKER BIDDLE & REATH LLP